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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
VITAL IMAGES, INC.
at
$18.75 Net Per Share
by
MAGENTA CORPORATION
a wholly-owned subsidiary
of
TOSHIBA MEDICAL SYSTEMS CORPORATION
a wholly-owned subsidiary
of
TOSHIBA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED.

May 11, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Magenta Corporation, a Minnesota corporation ("Purchaser") and a wholly-owned subsidiary of Toshiba Medical Systems Corporation ("TMSC"), a company formed under the laws of Japan and a wholly-owned subsidiary of Toshiba Corporation ("Toshiba"), a company formed under the laws of Japan, is making an offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Vital Images, Inc. ("Vital Images"), a Minnesota corporation, at a purchase price of $18.75 per Share, in cash, net to seller, without interest and subject to any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the offer to purchase, dated May 11, 2011 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal", and together with the Offer to Purchase, the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1.     The Offer to Purchase.

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3.     The notice of guaranteed delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

          4.     A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5.     The letter to shareholders of Vital Images from Michael Carrel, Chief Executive Officer of Vital Images, accompanied by Vital Images' Solicitation/ Recommendation Statement on Schedule 14D-9.

          6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

          7.     Return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 27, 2011 (as it may be amended or supplemented from time to time, the "Merger Agreement") by and among Vital Images, TMSC and Purchaser. The Merger Agreement provides, among other things, that after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Vital Images (the "Merger"), with Vital Images continuing as the surviving corporation and a wholly-owned subsidiary of TMSC.

        The Board of Directors of Vital Images (the "Vital Images Board") has unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase), including the consideration that would be payable for any Top-Up Option Shares (as defined in the Offer to Purchase), are fair to and in the best interests of Vital Images and its shareholders and (ii) approved and declared advisable the Merger Agreement (including the plan of merger contained therein (the "Plan of Merger")) and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares, in accordance with Minnesota law. The Vital Images Board recommends that the shareholders of Vital Images accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Plan of Merger. Vital Images has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by Purchaser, TMSC or any wholly-owned subsidiary of TMSC, being equal to at least a majority of the outstanding Shares, on a fully diluted basis, immediately prior to the expiration of the Offer (as it may be extended); and

  •
  the expiration or termination of any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and the receipt by Purchaser of approvals or clearances under other foreign merger notification or antitrust laws applicable to the Offer or the consummation of the Merger.

        Other conditions of the Offer are described in the Offer to Purchase. See Section 15 "Conditions of the Offer" of the Offer to Purchase. See also the "Introduction" to the Offer to Purchase and Section 16 "Certain Legal Matters; Regulatory Approvals" of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser, TMSC or Toshiba obtaining financing.

        Neither TMSC, Toshiba nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than Morgan Stanley & Co. Incorporated, which is acting as dealer manager for the Offer, MacKenzie Partners, Inc. (the "Information Agent") and the Depositary as described in the Offer to Purchase, the fees and commissions of which will be paid by TMSC) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by TMSC or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

    Very truly yours,

    MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF TMSC, TOSHIBA, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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Offer to Purchase for Cash All Outstanding Shares of Common Stock of VITAL IMAGES, INC. at $18.75 Net Per Share by MAGENTA CORPORATION a wholly-owned subsidiary of TOSHIBA MEDICAL SYSTEMS CORPORATION a wholly-owned subsidiary of TOSHIBA CORPORATION